For Further Information:


Contact: Sandy Seth, President, COO;     Investor Relations
ir@craftclick.com                        Contact:Sanjay Sabnani; Chief
                                         Investment Officer; sanjay@vencat.com
CraftClick.com                           Venture Catalyst Inc.
432 Culver Boulevard                     3420 Ocean Park Boulevard, Suite 3020
Playa Del Rey, CA 90293                  Santa Monica, CA 90405
(310)-827-3500                           (310) 399-4059
(310) 827-8111  Fax                      (310) 399-3431 Fax


CraftClick.com Announces Acquisition of Leading Arts and Crafts Search Engine,
                       CraftsSearch.com

Comprehensive Online Arts and Crafts Search Engine to be Integrated into the
                    CraftClick.com Network.

CraftsSearch.Com Maintains Thousands of Listings, and is Highly-Visible Among Major Search Engines Such as Yahoo, Infoseek, and Google

PLAYA DEL REY -- February 2, 2000 -- CraftClick.com (OTC BB: CTCK) announced today the acquisition of Bella-Decor.com. Bella-Decor.com is the owner of CraftsSearch.com, an online Arts and Crafts search engine with an unparalleled reach throughout the online and off-line Arts and Crafts industry. CraftsSearch.com can be accessed on the Web at www.craftssearch.com or www.bella-decor.com.

CraftClick.com also announced that Kirk Hines, the head of Bella-Decor.com, has agreed to join CraftClick.com as a consultant.

CraftsSearch.com is a far-reaching search engine which enables craftspeople to rapidly locate craft-related products, projects, and discussions on the Internet. In addition, CraftsSearch.com maintains links to thousands of craft-related web sites, all accessible from the CraftsSearch.com home page. CraftsSearch.com provides 18 major categories of listings and 112 sub-categories, covering every conceivable area of Arts and Crafts. CraftsSearch.com also has extensive links to craft-related newsgroups, and alliances with news providers to update its audience with the latest in craft industry news.

Due to its seniority among online arts and crafts destinations and high traffic, CraftsSearch.com enjoys consistently high rankings on numerous major search engines. When a user of popular search engines such as Yahoo, Infoseek and Google types "craft search", CraftsSearch.com appears within the top five search results.

Peter Yollin, CEO of CraftClick.com, stated "This acquisition of Bella-Decor.com instantly provides CraftClick.com with a far-reaching Arts and Crafts search engine that will greatly benefit our growing CraftClick.com community. We plan to proceed rapidly to integrate CraftsSearch.com into the CraftClick.com network, allowing CraftsSearch.com to be accessible from its current URLs as well as throughout CraftClick.com."

Mr. Yollin continued, "This most recent acquisition is part of our strategy to
1) grow our user base through the acquisition of high traffic and synergistic Arts and Crafts related Web sites 2) increase the offerings of our already massive online craft supply store through further aggregation of craft suppliers, 3) further expand our indexed Arts and Crafts "how-to" project and article library to build the largest Arts and Crafts knowledge base in existence.

"Now, in addition to our compelling and special offerings to craftspeople worldwide such as free e-commerce enabled homepages, free CraftClick.com e-mail, thousands of free projects, an online store full of hundreds of thousands of Arts and Crafts supplies, and articles and tips from celebrity craftspeople, we are pleased to offer our community the finest Arts and Crafts search engine on the web."

Mr. Yollin added, "We are also very happy to welcome Kirk Hines to our dedicated team of professional craftspeople, who are helping us provide the worldwide community of crafters exactly what they have indicated they want. Kirk's experience in the industry and his extensive contacts will be very valuable to us as we continue to spread the word about CraftClick.com."

The acquisition of Bella-Decor.com follows CraftClick.com's acquisition of CraftNetVillage.com. Milwaukee-based CraftNetVillage.com has built a loyal following of craftspeople worldwide seeking Arts and Crafts products, projects, information and advice. One of the first large-scale online Arts and Crafts destinations, CraftNetVillage.com has served to bring craftspeople and craft merchants together on the Internet for almost five years.

CraftClick.com also recently announced that Leslie Linsley, the syndicated writer and author of "Crafts for Dummies", has joined CraftClick.com to be the Company's official Spokesperson and Editorial Director. Ms. Linsley has written more than 50 books on crafts, a weekly newspaper column for 12 years, and has served as a contributing editor to a dozen magazines. She appears regularly on national television and radio shows, and also owns two stores devoted to handcrafts.

About CraftClick.com

CraftClick.com (www.craftclick.com), the ultimate online Arts & Crafts destination, offers amateur and professional craftspeople worldwide a wealth of Arts & Crafts related content, as well as robust e-commerce capabilities, including free commerce-enabled Web pages and free email. CraftClick.com's extensive project and information library contains more than 15,000 fun and creative projects, and its Superstore offers convenient one-stop shopping for several hundred thousand Arts & crafts supplies.

CraftClick.com is also positioning itself as the ultimate virtual exchange through its wholly-owned exchange portal, BuyIt.com ( www.buyit.com). BuyIt.com includes the BuyIt Auction, the BuyItMall, and an extensive online product network. The BuyIt Auction, a member of the FairMarket Network of auction sites, is an online person-to-person auction that is positioned to become the premier "auction of the communities," through co-branding, white labeling and the formation of other strategic alliances. The BuyItMall offers specialty retailers an opportunity to generate an e-commerce Web presence and benefit from the exposure of the BuyIt community. Recent additions to the BuyIt.com online network include BuyIt Kidz, with products and content supplied by eToys.com; BuyIt Health, with products and content supplied by PlanetRX.com; and BuyIt Travel, powered by Travelocity.

For more information, contact Sanjay Sabnani (310-399-4059/sanjay@vencat.com) at Venture Catalyst; or Sandy Seth (310-827-3500/ir@craftclick.com) at CraftClick.com.